Exhibit 99.1

Contact:	Rick Matthews
Rubenstein Associates

(212) 843-8267

Capital Trust, Inc. Announces Offering of $466 million of Collateralized Debt Obligations

NEW YORK, NY – February 13, 2006 - Capital Trust, Inc. (NYSE: CT) (“Capital Trust”) announced today a proposed offering of approximately $466 million aggregate principal amount of non-recourse collateralized debt obligations (“CDOs”). The notes evidencing the CDOs (the “Notes”) will be issued by two subsidiaries under a common indenture and secured by a $490 million portfolio of commercial mortgage-backed securities (“CMBS”), and other commercial real estate debt which will be sold to one of the subsidiaries (the “Issuer”) by Capital Trust upon the closing of the offering. The collateral is comprised of $186 million of assets that Capital Trust already owns and $304 million of CMBS that Capital Trust has agreed to purchase in connection with the offering.

Capital Trust expects to acquire all of the Issuer’s below investment grade rated Notes and preferred shares with an aggregate face value of $59 million. Capital Trust expects to account for the transaction as a financing and record on its balance sheet the underlying collateral as assets and the Notes sold as liabilities. Capital Trust’s wholly owned subsidiary, CT Investment Management Co. LLC, will serve as the collateral manager for the transaction. The offering of the Notes will be made in a private placement transaction exempt from registration under the Securities Act of 1993 (the “Securities Act”).

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Notes referred to herein in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The Notes will not be registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.